RAVEN FUNDS

                              5800 Corporate Drive

                       Pittsburgh, Pennsylvania 15237-7010

                                September 1, 2000

EDGAR Operations Branch
Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, Northwest

Washington, DC  20549


     RE:  RAVEN FUNDS ("Registrant")
            RAVEN TREASURY MONEY MARKET FUND ("FUND")

Dear Sir or Madam:

     Enclosed are the filing materials for a newly formed investment company named "RAVEN FUNDS." The enclosed initial registration statement is filed on Form N-1A pursuant to the Securities Act of 1933 and the Investment Company Act of 1940. This Registration Statement and the red-herring Prospectus and Statement of Additional Information for the Fund are being filed electronically.

      The Registrant is a Delaware business trust, presently composed of the one Portfolio noted above. The Fund is sold pursuant to a 12b-1 Distribution Plan.

     The  Registrant  will  be  advised  by  Raven  Asset  Management,   L.L.C.,
sub-advised by Federated Investment Research Company and distributed by Edgewood Securities, Inc., a wholly owned subsidiary of Federated Investors, Inc.

      The enclosed Registration Statement is substantially similar to Automated Government Money Trust, a portfolio of Money Market Obligations Trust (1933 Act No. 33-31602 and 1940 Act No.811-5950), which was previously reviewed by the Securities and Exchange Commission and Advised by Federated Investment Management Company, a wholly owned subsidiary of Federated Investors, Inc.

      The Registrant respectfully request effectiveness as of September 26, 2000, or such time thereafter as the Staff deems appropriate. This is necessary because the prospective shareholders of the Fund, which are American Indian Tribes, expect to receive money in the form of housing grants from the Department of Housing and Urban Development on or about October 1, 2000, a portion of which may be invested in the Fund. Pursuant to the telephone conversation between C. Grant Anderson, Esq. and Linda Stirling, we are asking for comments by September 19, 2000 in order to meet production and printing dates.

     I will be pleased to furnish any further information which you may request and would appreciate your immediate attention to this filing. Please feel free to contact me at (412) 288-1097 or C. Grant Anderson at (412) 288-8160.

                                          Very truly yours,



                                          /s/ Heather M. Aland
                                          Heather M. Aland
                                          Senior Paralegal